Exhibit 10.11

EXECUTION COPY

October 10, 2013

Mr. Nicolas J. Valls
5801 Suncrest Drive
Pinecrest, FL 33156
njvalls@gmail.com

Re: Offer of Employment

Dear Mr. Valls:

This letter sets forth the terms and conditions of your employment with Hemisphere Media Group, Inc., a Delaware corporation (the “Company”).  If these terms and conditions are agreeable to you, please sign and date a copy of this letter in the space provided below and return it to me.  Certain capitalized terms used herein shall have the meaning set forth in the “Appendix” to this letter (attached hereto).

1.             You will be initially employed as Executive Vice President, Advertising Sales, commencing on or about October 22, 2013.  Your duties will initially include overseeing all advertising sales for the Company, including, without limitation, any advertising supported television networks now or hereafter owned, in whole or in part, and/or controlled (directly or indirectly) by the Company (other than local sales for Televicentro of Puerto Rico, LLC (“WAPA-TV”)).  With respect to WAPA-TV, you shall be responsible for overseeing national spot sales.  You shall devote substantially all of your business time and efforts to the Company and its Affiliates and perform your duties and responsibilities consistent with the policies, procedures and practices of the Company.  You shall report directly to the Chief Executive Officer of the Company (“CEO”) or the CEO’s designee and perform such lawful duties and responsibilities as directed from time to time by the CEO or his designee.

2.             Your annual base salary will be paid at a rate of US$300,000 per year, payable in accordance with the Company’s applicable payroll practices as are in effect from time to time.  At this time, salaries are paid on a bi-monthly basis.

3.             During your employment with the Company, you shall have the opportunity to earn (i) quarterly bonuses (for the Company’s fiscal quarters ended March 31, June 30, September 30 and December 31 (each a “Quarterly Bonus”), and (ii) and an annual bonus (the “Annual Bonus”).  A Quarterly Bonus shall be based on your performance against specified objective performance criteria (“Quarterly Performance Goals”) established by the CEO or the CEO’s designee (in consultation with you) prior to or as soon as practicable following each fiscal quarter, subject to your continued employment with the Company through March 31, June 30, September 30 and December 31, as applicable, of each such calendar year.  Your target

2000 Ponce de Leon Blvd., Suite 500, Coral Gables, FL  33134 / Tel.: 305-421-6364 / Fax: 305-421-6389

Quarterly Bonus for each fiscal quarter ended March 31, June 30, September 30 and December 31 of any calendar year shall be US$18,750 (increasing to US$28,125 from and after the date the Company acquires additional ad-supported television networks or the date on which Cine Latino, Inc. is converted to an ad-supported television network).  An Annual Bonus shall be based on performance against specified objective performance criteria (“Annual Performance Goals”) established by the CEO or the CEO’s designee (in consultation with you) prior to or as soon as practicable following each calendar year, subject to your continued employment with the Company through December 31 of each such calendar year.  Your target Annual Bonus shall be of US$25,000 (increasing to US$37,500 from and after the date the Company acquires additional ad-supported television networks or the date on which Cine Latino, Inc. is converted to an ad-supported television network).

Any Quarterly Bonus payable for any fiscal quarter shall be paid in cash as soon as practicable following the determination of the Company’s performance results for such fiscal quarter, but in no event later than seventy five (75) days following the end of a fiscal quarter to which such Quarterly Bonus relates.  For the avoidance of doubt, you shall not be entitled to a Quarterly Bonus for the quarter ended December 31, 2013.

Any Annual Bonus payable for any calendar year shall be paid in cash as soon as practicable following the determination of the Company’s performance results for such calendar year, but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates.  For the avoidance of doubt, you shall not be entitled to an Annual Bonus for the year ended December 31, 2013.

4.             The Company shall grant to you (subject to the approval of the Company’s Board of Directors), pursuant to, and subject to, the terms of the Plan and an option grant certificate, an option (the “Option”) to purchase 40,000 shares of the Company’s common stock (the “Stock”).  Each share of Stock subject to the Option has an exercise price equal to the fair market value of a share of Stock on the date of grant.

5.             You will also be eligible to participate in such benefit programs as the Company may, in its discretion, from time to time maintain for employees of your level.  The Company expressly reserves the right to modify, substitute or eliminate such benefits at any time.

6.             You will be eligible to accrue fifteen (15) days of vacation during your first year of employment and take such vacation in accordance with Company policy.

7.             You will be expected to abide by all Company policies and will be required to acknowledge receipt of the basic employment policies handbook as well as various Company manuals as are in effect from time to time.

8.             You acknowledge that in the course of your employment with the Company, you shall become familiar with the Company’s Confidential Information, including trade secrets, and that your services are of special, unique and extraordinary value to the Company.  You acknowledge that the Confidential Information obtained by you while employed by the Company is the property of the Company.  Therefore, you agree that you shall not disclose to any unauthorized Person or use for your own purpose any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions in violation of this letter.

9.             You agree that you shall not disclose the contents of this letter, except to your immediate family and your financial and legal advisors, or as may be required by law or ordered by a court.  You further agree that any disclosure to your financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this letter and its terms.

10.          You further agree that you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom you have an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or other Person.

11.          You acknowledge that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by you while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and you shall immediately return such property to the Company upon the termination of your employment for any reason and, in any event, at the Company’s request.  You further agree that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

12.          You agree that the results and proceeds of your services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee or consultant of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to you whatsoever.  As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention.  You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

13.          You shall not, whether in writing or orally, malign, denigrate or disparage the Company, its respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair you from, in the course of and consistent with his duties for the Company, making public comments which include good faith, candid discussions, or acknowledgements regarding the Company’s performance or business, or discussing other officers, directors, and employees in connection with normal performance evaluations, or otherwise testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.  You further agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company, except that you may disclose information concerning such dispute to your immediate family, to the court that is considering such dispute or to your legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute)

14.          You represent, warrant and covenant that as of the date hereof:  (i) you have the full right, authority and capacity to perform your obligations hereunder, (ii) you are not bound by any agreement that conflicts with or prevents or restricts the full performance of your duties and obligations to the Company hereunder and (iii) the execution and delivery of this letter shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which you are subject.

15.          The Company may deduct and withhold from any amounts payable to you such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

16.          You acknowledge that your employment will be at-will.  This means that either you or the Company may end your employment at any time, with or without cause, and with or without notice and without any obligation to you except to pay you for your salary through the date of termination.  You further acknowledge and agree that nothing is this letter is intended to or does create a contract of employment.

17.          Your employment is contingent upon a satisfactory background check, and your having and maintaining authorization to work in the United States.  The Company reserves the right to terminate your employment should you fail to possess or maintain such work authorization, or if such work authorization expires.

18.          You represents that, prior to execution of this letter, you have been advised by an attorney of your own selection regarding this letter.  You acknowledges that you have entered into this letter knowingly and voluntarily and with full knowledge and understanding of the provisions of this letter after being given the opportunity to consult with counsel.  Your further represents that in entering into this letter, you are not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that you are relying only upon you own judgment and any advice provided by your attorney.

19.          This letter shall be governed by the laws of the State of Florida without regard to its principles of conflicts of law.  No provision of this letter or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.  You, the Company and its Affiliates each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Florida).  The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this letter by the mailing of copies of such process to such party at such party’s address specified in Section 21.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this letter.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this letter by, among other things, the mutual waiver and certifications in this Section 20.  Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this letter.

20.          For purposes of Sections 8, 9, 10, 11, 12 and 13 of this letter, references to the Company shall include its subsidiaries and Affiliates.

21.          All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic image scan (pdf) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or email addresses (or at such other address for a party as shall be specified by like notice)

If to the Company:	Hemisphere Media Group, Inc.
2000 Ponce de Leon Blvd, Suite 500
Coral Gables, FL 33140
Attention: Alex J. Tolston, Esq.

With a copy (which shall not constitute notice hereunder) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.
Email: jmarell@paulweiss.com

If to Employees:	Nicolas J. Valls
At the most recent address and fax or email in Company personnel records

22.          If any term or provision of this letter is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this letter shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this letter are not affected in any manner materially adverse to any party; provided, however, that if any term or provision of Sections 8, 9, 10, 11, 12 and 13 is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this letter shall nonetheless remain in full force and effect to the fullest extent permitted by law; provided further, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Sections 8, 9, 10, 11, 12 and 13 (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

23.          You acknowledge that a violation by you of any of the provisions in Sections 8, 9, 10, 11, 12 and 13 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, you agrees that, notwithstanding any provision of this letter to the contrary, the Company, shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 8, 9, 10, 11, 12 and 13 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this letter or otherwise, and all of the Company’s rights shall be unrestricted.

24.          No provisions of this letter may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company (other than you).  The failure of a party to insist upon strict adherence to any term of this letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

25.          This letter may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

26.          This letter, including any appendix or exhibits hereto, constitutes the entire understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

27.          The rights and obligations of the parties under the provisions of this letter shall survive, and remain binding and enforceable, notwithstanding the termination of this letter, the termination of your employment or services hereunder or any settlement of the financial rights and obligations arising from your employment or services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

Sincerely,

/s/ Alan J. Sokol
Alan J. Sokol
President and Chief Executive Officer

Accepted and agreed to

By:	/s/ Nicolas J. Valls
Nicolas J. Valls

Date:	October 10, 2013

Appendix

Defined Terms

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of your breach of this letter, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Plan” means the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan.